Filed pursuant to Rule 424(b)(3)
Registration No. 333-283119

Prospectus Supplement No. 2
(To Prospectus dated May 19, 2025)

WELSBACH TECHNOLOGy Metals acquisition CORP.

This prospectus supplement updates, amends and supplements the prospectus dated May 19, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form S-4 (Registration No. 333-283119) and is being filed to update, amend and supplement the information included in the Prospectus with information contained in Evolution Metals LLC’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on June 13, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

WTMA Units and WTMA Common Stock are currently quoted on the Pink market under the symbols “WTMAU” and “WTMA,” respectively, and WTMA Rights are currently quoted on the OTCQB under the symbol “WTMAR.” As of June 12, 2025, the most recent closing price for the WTMA Units, WTMA Common Stock and WTMA Rights was $10.01, $12.50 and $0.4355, respectively.

Investing in our securities involves risks that are described in the “Risk Factors” section of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 13, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 16, 2025

Evolution Metals LLC

(Exact name of registrant as specified in its charter)

Delaware	333-283119-05	99-1246300
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

516 S Dixie Hwy, Unit 209

West Palm Beach, FL, 33401

(Address and zip code of principal executive offices)

(561) 517-3750

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment No. 4 to Merger Agreement

This section describes the material provisions of the Merger Agreement Amendment (as defined below) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is attached hereto as Exhibit 2.1. Unless otherwise defined herein, the capitalized terms used below are defined in the Amendment.

On June 11, 2025, Evolution Metals LLC, a Delaware limited liability company (“EM”), entered into an Amendment No. 4 to Amended and Restated Agreement and Plan of Merger (the “Merger Agreement Amendment”), by and among EM, Welsbach Technology Metals Acquisition Corp. (“WTMA”) and WTMA Merger Subsidiary LLC (“Merger Sub”), which amended the Amended and Restated Agreement and Plan of Merger, dated as of November 6, 2024 (as previously amended, the “Merger Agreement”), by and among EM, WTMA and Merger Sub, by among other things, extending the Agreement End Date of the Merger Agreement to September 30, 2025.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 16, 2025, the manager and sole common unitholder of EM adopted an amendment to the Company’s Operating Agreement (the “Operating Agreement Amendment”) to, among other things, revise the definition of “Majority in Interest,” permit the issuance of non-voting units, subject to approval by EM’s manager, and allow for the transfer of units by the member to a trust or other entity if such transfer is made for tax, financial or retirement planning purposes.

The foregoing summary of the Operating Agreement Amendment does not purport to be complete, and is qualified in its entirety by reference to the text of the Operating Agreement Amendment, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are being filed herewith:

Exhibit No.	Description
2.1	Amendment No. 4 to Amended and Restated Merger Agreement and Plan of Merger, dated as of June 11, 2025, by and among Welsbach Technology Metals Acquisition Corp., WTMA Merger Subsidiary LLC and Evolution Metals LLC (incorporated by reference to Exhibit 2.1 to Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on June 13, 2025 (File No. 001-41183))
3.1*	Amendment No. 1 to Company Operating Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain of the schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 13, 2025

Evolution Metals LLC

By:	/s/ David Wilcox
Name:	David Wilcox
Title:	Managing Member

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Exhibit 3.1

Amendment No. 1 to Company Operating Agreement

Dated as of May 16, 2025

This Amendment No. 1 (this “Amendment”) to the Company Operating Agreement of Evolution Metals LLC (the “Company”), by and between William David Wilcox Jr., as the manager of Evolution Metals LLC (the “Manager”), and William David Wilcox Jr., as the sole unitholder and a Member of the Company immediately prior to the Amendment Date, as defined below, (the “Member”) and is made and entered into as of the date first set forth above (the “Amendment Date”).

WHEREAS, the Manager and the Member entered into the Company Operating Agreement on February 12, 2024 (the “Operating Agreement”);

WHEREAS, concurrently herewith, the Member assigned all of his Units to the undersigned; and

WHEREAS, the Parties now desire to amend the Operating Agreement and, pursuant to the provisions of Section 11.4 of the Operating Agreement, the Operating Agreement may be amended by the Parties in writing.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Operating Agreement.

2.	Amendment. Pursuant to the provisions of Section 11.4 of the Operating Agreement, the Operating Agreement is hereby amended as follows:

(a)	The definition of “Majority in Interest” in Section 1.1 of the Operating Agreement is hereby amended and restated in its entirety to provide as follows:

“Majority in Interest” means, with respect to any referenced group of Members, combination of any of such Members who, in the aggregate, own more than fifty percent (50%) of the Interests entitled to vote that are owned by all of such referenced group of Members.

(b)	A new Section 6.11 is added as follows:

6.11 Preferred Units. The Company may issue preferred units (the “Preferred Units”) subject to approval by the Manager. Preferred Units may be convertible into Common Units or other securities, and may entitle the holder of such Preferred Units to coupon payments, in each case as set forth on the applicable Preferred Unit. The Preferred Units issued as of the date hereof are set forth on Schedule A hereto.

(c)	A new Section 6.12 is added as follows:

6.12  Non-Voting Units. The Company may issue non-voting units (the “Non-Voting Units”) subject to approval by the Manager. Notwithstanding any provision herein, the Non-Voting Units shall not have the right to vote on any matter otherwise subject to a vote of the unitholders or a subset thereof. The Non-Voting Units issued as of the date hereof are set forth on Schedule A hereto. Any Member may elect to convert its units into Non-Voting Units by providing a written indication of such election to the Company.

(d)	Schedule I of the Operating Agreement is hereby removed and replaced in its entirety by as attached hereto as Schedule I.

3.	Conversion of Units. The Member hereby consents for 900,000 Company Membership Interests, held by the Member prior to the date hereof, to be converted into Non-Voting Units.

4.	Transfer of Units. Notwithstanding anything herein or in the Operating Agreement to the contrary, the Member and any subsequent transferee thereof may transfer any Units owned by him or it to a trust or other entity if such transfer is made for the purpose of tax, financial or retirement planning.

5.	Effect of Amendment; Full Force and Effect. This Amendment shall form a part of the Operating Agreement for all purposes, and each Party shall be bound hereby and this Amendment and the Operating Agreement shall be read and interpreted as one combined instrument. From and after the Amendment Date, each reference in the Operating Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Operating Agreement shall mean and be a reference to the Operating Agreement as amended by this Amendment. Except as herein expressly amended or otherwise provided herein, each and every term, condition, warranty and provision of the Operating Agreement shall remain in full force and effect, and such are hereby ratified, confirmed and approved by the Parties.

6.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

7.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the Amendment Date.

MANAGER:

By:	/s/ David Wilcox
Name:	David Wilcox

[Signature Page to Amendment No. 1 to Operating Agreement]

MEMBER:

/s/ David Wilcox
Name:	David Wilcox

[Signature Page to Amendment No. 1 to Operating Agreement]

COMPANY:

/s/ David Wilcox
Name:	David Wilcox
Title:	Manager

[Signature Page to Amendment No. 1 to Operating Agreement]

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